Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Eschelon Telecom, Inc. for the registration of Debt Securities, Common Stock, Preferred Stock, and Warrants and to the incorporation by reference therein of our report dated March 4, 2005, with respect to the consolidated financial statements and schedule of Eschelon Telecom, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, Minnesota
January 31, 2006